FOR IMMEDIATE RELEASE

September 30, 2011

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,  September 30, 2011…….Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 113,871 square foot industrial building located at 502 West Independence Drive, Hidalgo County, Edinburg, Texas, at a purchase price of approximately $8.0 million.  The property is net-leased through August 31, 2021 to FedEx Ground Package System.

The building is situated on approximately 13.1 acres and is a brand new construction by Jones Development Company.

Michael P. Landy, COO, commented, “We are very pleased to announce this high quality acquisition to our expanding portfolio. The McAllen/Edinburg/Mission MSA is one of the fastest growing regions in the country. It has a very dynamic economy and contains a combined population including the nearby city of Reynosa, Mexico of over 1.7 million people.  With this acquisition, our gross leasable area is now approximately 7.5 million square feet.  The building has expansion capabilities.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company’s equity portfolio now consists of sixty-five industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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